SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*

                       NOVO NETWORKS, INC.
                        (Name of Issuer)

           Common Stock, par value $0.00002 per share
                 (Title of Class of Securities)

                            670099100
                         (CUSIP Number)

                        January 10, 2001
     (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 670099100                                          13G


(1)  Name of Reporting Person          Infinity Investors Limited

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group*                                  (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization      Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                      0
-----------------------------------------------------------------
                    (6)  Shared Voting Power            8,500,000
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power       8,500,000
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned
     by Each Reporting Person                           8,500,000
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                     [x]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        16.2%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)               CO
-----------------------------------------------------------------

CUSIP NO. 670099100                                          13G


(1)  Name of Reporting Person                  Infinity Emerging
     I.R.S. Identification                    Subsidiary Limited
     No. of Above Person (entities only)                     N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)  [ ]
     Member of a Group (See Instructions)               (b)  [x]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization     Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                     0
-----------------------------------------------------------------
                    (6)  Shared Voting Power           8,683,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power      8,683,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned               8,683,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       16.6%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              CO
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person                  Infinity Emerging
                                            Opportunities Limited
     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization     Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                      0
-----------------------------------------------------------------

                    (6)  Shared Voting Power            8,683,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power       8,683,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                8,683,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        16.6%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person  (See Instructions)              CO
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person             IEO Investments Limited
     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization     Nevis, West Indies
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                      0
-----------------------------------------------------------------
                    (6)  Shared Voting Power          10,316,200
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     10,316,200
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              10,316,200
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        19.7%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)               CO
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person      Hunt Asset Management, L.L.C.

     I.R.S. Identification
     No. of Above Person (entities only)                     N/A
-----------------------------------------------------------------

(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                  Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                     0
-----------------------------------------------------------------
                    (6)  Shared Voting Power          10,316,200
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     10,316,200
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              10,316,200
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       19.7%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              OO
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person                   HW Partners, L.P.

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                      0
-----------------------------------------------------------------
                    (6)  Shared Voting Power            8,500,000
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                 0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power       8,500,000
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned                8,500,000
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                     [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                        16.2%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)               PN
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person                    HW Capital, L.P.

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                     (a)   [ ]
     Member of a Group (See Instructions)               (b)   [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization                   Texas
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                     0
-----------------------------------------------------------------
                    (6)  Shared Voting Power           8,683,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power                0
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power      8,683,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned               8,683,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       16.6%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              PN
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person                  Barrett N. Wissman

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization           United States
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                25,000
-----------------------------------------------------------------
                    (6)  Shared Voting Power          17,183,800
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           25,000
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     17,183,800
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              18,708,800
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       34.7%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              IN
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


(1)  Name of Reporting Person                       Clark K. Hunt

     I.R.S. Identification
     No. of Above Person (entities only)                      N/A
-----------------------------------------------------------------
(2)  Check the Appropriate Box if a                      (a)  [ ]
     Member of a Group (See Instructions)                (b)  [X]
-----------------------------------------------------------------
(3)  SEC Use Only
-----------------------------------------------------------------
(4)  Citizenship or Place of Organization           United States
-----------------------------------------------------------------
Number of Shares
Beneficially
Owned by Each
Reporting Person
With:               (5)  Sole Voting Power                35,000
-----------------------------------------------------------------
                    (6)  Shared Voting Power          19,000,000
-----------------------------------------------------------------
                    (7)  Sole Dispositive Power           35,000
-----------------------------------------------------------------
                    (8)  Shared Dispositive Power     19,000,000
-----------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned              19,135,000
     by Each Reporting Person
-----------------------------------------------------------------
(10) Check Box if the Aggregate Amount in                    [X]
     Row (9) Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------
(11) Percent of Class Represented by                       36.4%
     Amount in Row (9)
-----------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)              IN
-----------------------------------------------------------------

CUSIP NO. 670099100                                           13G


Item 1(a) Name of Issuer:

          Novo Networks, Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

          300 Crescent Court, Suite 800, Dallas, TX  75201

Item 2(a) Name of Person Filing:

          This Statement on Schedule 13G is filed jointly by Infinity Investors Limited ("Infinity"), HW Partners, L.P. ("HW Partners"), Clark Hunt, Barrett Wissman, Infinity Emerging Opportunities Limited ("Emerging"), Infinity Emerging Subsidiary Limited ("Emerging Subsidiary"), HW Capital, L.P. ("HW Capital"), IEO Investments Limited ("IEO"), Hunt Asset Management, L.L.C. ("HAM").

Item 2(b) Address of Principal Business Office or, if none,
          Residence:

          The address of the Principal Business Office of Infinity, Emerging, Emerging Subsidiary and IEO is 38
          Hertford Street, London, England W1Y 7TG.

          The address of the Principal Business Office of Clark
          Hunt, Barrett Wissman, HAM, HW Partners and HW Capital is 1601 Elm Street, Suite 4000, Dallas, Texas 75201.

Item 2(c) Citizenship:

          Infinity, Emerging, Emerging Subsidiary and IEO are
          Nevis, West Indies corporations. HAM is a Texas limited liability company. HW Partners and HW Capital are Texas limited partnerships. Clark Hunt and Barrett
          Wissman are citizens of the United States.

Item 2(d) Title of Class of Securities:

          This statement relates to shares of Common Stock, $0.0002 par value per share (the "Common Stock"), of the Issuer.

Item 2(e) CUSIP Number:

          670099100

Item 3.   Not applicable.

CUSIP NO. 670099100                                           13G


Item 4.             Ownership:

          See responses to 5, 6, 7, 8, 9 and 11 on the Cover
          Pages.

Item 5.   Ownership of 5% or less of a Class:

          Not Applicable.

Item 6.   Ownership of More than 5% on Behalf of Another Person:

          Not Applicable.

Item 7.   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company:

          Not Applicable.

Item 8.   Identification and Classification of Members of the
          Group:

          Not Applicable.

Item 9.   Notice of Dissolution of Group:

          Not Applicable.

Item 10.  Certifications.

          Not Applicable.

CUSIP NO. 670099100                                           13G



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 13, 2001

                              Infinity Investors Limited


                              By:  /s/ James A. Loughran
                                 ----------------------------
                              Name:   James A. Loughran
                                   --------------------------
                              Title:  Director
                                    -------------------------


                              Infinity Emerging Subsidiary
                              Limited


                              By:  /s/ J.E. Martin
                                 ----------------------------
                              Name:  J.E. Martin
                                   --------------------------
                              Title:   Director
                                    -------------------------


                              Infinity Emerging Opportunities
                              Limited


                              By:  /s/ J.E. Martin
                                 ----------------------------
                              Name:  /s/ J.E. Martin
                                   --------------------------
                              Title:  Director
                                    -------------------------


                              IEO Investments Limited


                              By:  /s/ Pierce Loughran
                                 ----------------------------
                              Name:    Pierce Loughran
                                   --------------------------
                              Title:  Director
                                    -------------------------

CUSIP NO. 670099100                                           13G

                              Hunt Asset Management, L.L.C.


                              By:  /s/ Clark K. Hunt
                                 ----------------------------
                              Name:   Clark K. Hunt
                                   --------------------------
                              Title:  President
                                    -------------------------


                              HW Capital, L.P.
                              By:  HW Capital GP, L.L.C., its
                                   general partner


                              By:  /s/ Clark K. Hunt
                                 ----------------------------
                              Name:     Clark K. Hunt
                                   --------------------------
                              Title:  President
                                    -------------------------


                              HW Partners, L.P.
                              By:  HW Finance, L.L.C., its
                              general partner


                              By:   /s/ Barrett N. Wissman
                                 ----------------------------
                              Name:   Barrett N. Wissman
                                   --------------------------
                              Title:  President
                                    -------------------------



                                /s/ Barrett N. Wissman
                              -------------------------------
                              Barrett N. Wissman



                                 /s/ Clark K. Hunt
                              -------------------------------
                              Clark K. Hunt



            Attention:  Intentional misstatements or
              omissions of fact constitute Federal
            criminal violations (see 18 U.S.C. 1001)